Exhibit 99.1

ALTRIA GROUP, INC. COMPLETES SPIN-OFF OF

PHILIP MORRIS INTERNATIONAL INC.

NEW YORK, March 28, 2008 – Altria Group, Inc. (NYSE: MO) today completed the spin-off of Philip Morris International Inc. (PMI) to shareholders of Altria Group, Inc. (Altria).

The distribution of 100% of the shares of PMI was made today to Altria’s shareholders of record as of 5:00 p.m. New York City Time on March 19, 2008 (the “record date”).

Altria shareholders received one share of PMI stock for every share of Altria common stock outstanding at 5:00 p.m. New York City Time on the record date.

As previously announced, Altria is moving its corporate headquarters to Richmond, Virginia.

PMI has mailed an Information Statement containing details of the PMI spin-off to shareholders as of the record date. The Information Statement and answers to frequently-asked questions (FAQs) are available on Altria’s investor website at www.altria.com/pmispinoff.

PMI shares will begin regular way trading on the New York Stock Exchange (NYSE) under the symbol “PM,” as well as the NYSE Euronext Paris and SWX Swiss exchanges, on March 31, 2008. Altria shares will continue to trade under the symbol “MO” on the NYSE. Both Altria and PMI will be constituents of the Standard & Poor’s 100 and 500 Indices, effective the same day.

Registered Altria shareholders in the U.S. and Canada will receive a statement from Computershare Trust Company (Computershare), the distribution agent, reflecting their ownership of shares of Altria and PMI. For additional information, registered shareholders in the U.S. and Canada should contact Computershare by e-mail at altria@computershare.com or by phone at 1-866-538-5172. Registered shareholders outside the U.S. and Canada should call 1-781-575-3572.

Holders of Altria shares through a broker, bank or other nominee will have their brokerage account electronically credited with PMI shares. For additional information, these holders should contact their financial institution directly or call D.F. King & Co. at 1-800-290-6431.

In connection with the listing of PMI on NYSE Euronext Paris, the French Autorité des marchés financiers (AMF) granted visa number 08-047 dated March 7, 2008 on the listing prospectus. French shareholders may obtain copies of this prospectus (including the translation in French of its summary) free of charge from PMI at 120 Park Avenue, New York, New York 10017, U.S.A. and from its paying agent in France, CACEIS Corporate Trust (14, rue Rouget de Lisle, 92130 Issy-les-Moulineaux, postal address: 92862 Issy-les-Moulineaux Cedex 9, Telephone +33 1 57 78 00 00). The prospectus is also available on Altria’s investor website indicated above and on the AMF’s website, www.amf-france.org.

Swiss shareholders may order the Form 10 filed with the United States Securities and Exchange Commission, which includes the Information Statement, free of charge from Credit Suisse, Zurich (phone 044 333 43 85, fax 044 333 23 88 or e-mail equity.prospectus@credit-suisse.com).

Contacts:	Nicholas M. Rolli
PMI Investor Relations
(917) 663-3460

Clifford B. Fleet
Altria Investor Relations
(804) 484-8222

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